UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

INDUSTRIAL ENTERPRISES OF
AMERICA, INC.
(Exact name of registrant as specified in its charter)

Nevada	13-3963499
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

711 Third Avenue, Suite 1505, New York, New York	10017 (Zip Code)

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to	Name of each exchange on which
be so registered	each class is to be registered

Common Stock, par value $0.001 per share	The NASDAQ Stock Market, LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-136567
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

The class of securities to be registered hereby is the common stock, par value $0.001 per share (the “Common Stock”), of Industrial Enterprises of America, Inc., a Nevada corporation (the “Company”).

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of April 18, 2007, there were 16,848,204 shares of our common stock issued and outstanding.

Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefor. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all of our assets that are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are validly issued, fully paid and nonassessable.

Effective October 18, 2005, our board of directors is authorized, subject to limitations prescribed by Nevada law and our articles of incorporation, as amended, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors also is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by our shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the voting and other rights of the holders of our common stock, which could have an adverse impact on the market price of our common stock. We have no current plan to issue any shares of preferred stock.

Item 2. Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are listed on The NASDAQ Stock Market, LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934 the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 20, 2007	Industrial Enterprises of America, Inc.
	By:	/s/ John D. Mazzuto
John D. Mazzuto
Chief Executive Officer